                                  EXHIBIT  11
                                  -----------

                       FERRO CORPORATION AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE



                                                                12 Months     12 Months
(Dollars in Thousands)                                          December      December
                                                                  1995          1994
                                                                  ----          ----
   PRIMARY:

      Weighted average shares and common stock equivalents     27,782,823    28,735,898

      Net Income                                                  $49,254       $47,394

      Less Preferred Stock Dividend, Net of Tax                    (3,670)       (3,583)
                                                              -----------   -----------

      Income Available to Common Shareholders                     $45,584       $43,811

PRIMARY EARNINGS PER COMMON SHARE                                   $1.64         $1.52

   FULLY DILUTED:

      Weighted average shares and common stock equivalents     27,782,823    28,735,898

      Adjustments (primarily assumed conversion of
             convertible preferred stock)                       2,427,400     2,458,605
                                                              -----------   -----------

                                                               30,210,223    31,194,503

      Net Income                                                  $49,254       $47,394

      Additional ESOP Contribution, Net of Tax                     (2,016)       (2,064)
                                                              -----------   -----------

      Adjusted Net Income                                         $47,238       $45,330


FULLY DILUTED EARNINGS PER SHARE                                    $1.56         $1.45
